Filed by Northrim BanCorp, Inc.
Pursuant to Rule 425 under the Securities Act of 1933
Subject Company: Alaska Pacific Bancshares, Inc.
Commission File Number for the Related Registration Statement on Form S-4: 333-192718
Exhibit 99.1

Contact: Joe Schierhorn, Chief Financial Officer and Chief Operating Officer
     (907) 261-3308

NEWS RELEASE

Northrim BanCorp Earns $12.3 Million, or $1.87 Per Diluted Share, in 2013

ANCHORAGE, Alaska -- January 21, 2014 -- Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim”) today reported net profits of $12.3 million, or $1.87 per diluted share, for the full year 2013 compared to $12.9 million, or $1.97 per share, for the full year 2012. A 9% increase in portfolio loans helped to generate a 4% increase in net interest income, which was offset by higher expenses associated with the launch of the Enroll Alaska initiative (a division of Northrim Benefits Group, which is an affiliate of Northrim), costs associated with the previously announced proposed merger with Alaska Pacific Bancshares, Inc. (“Alaska Pacific”), and lower revenues from its Residential Mortgage Lending (“RML”) affiliate.

In the fourth quarter of 2013, net income was $2.7 million, or $0.40 per diluted share, compared to $3.5 million, or $0.53 per diluted share in the preceding quarter and $3.2 million, or $0.48 per diluted share in the fourth quarter of 2012. There was no loan loss provision booked in the fourth quarter of 2013, while Northrim recorded net recoveries on previously charged off loans producing negative loan loss provisions in the third quarter of 2013 and the fourth quarter a year ago. In addition, Northrim also incurred additional costs associated with the proposed Alaska Pacific merger and earned lower revenues from its RML affiliate in the fourth quarter of 2013 as compared to the preceding quarter and the fourth quarter of 2012.

“A highlight for the year was the signing of the agreement to acquire Alaska Pacific Bancshares, Inc. (OTCQB: AKPB) in a stock and cash transaction currently valued at approximately $14.6 million1. Once completed, this acquisition will expand our franchise into Juneau, Ketchikan and Sitka, all new markets for us, and it is expected to be accretive to our earnings in 2015,” said Marc Langland, Chairman, President and CEO of Northrim Bancorp.

“We also launched Enroll Alaska, a division of Northrim Benefits Group , which is working to bring insurance coverage under the Affordable Health Care Act to the approximately 20% of Alaskans that are uninsured,” Langland continued. “Despite the early launch problems associated with the Affordable Care Act, we were able to enroll over 800 people, almost all in December, while further establishing Northrim Benefits Group as a leading employee benefits agency in the state.”

Financial Highlights (at or for the periods ended Dec. 31, 2013, compared to Sept. 30, 2013, and Dec. 31, 2012)

•	Diluted earnings per share were $1.87 for the full year 2013, down 5% from $1.97 in 2012.

•	Total revenues, which include net interest income plus other operating income, declined 1% to $56.9 million for the full year 2013, compared to $57.7 million in 2012.

•
Net interest income was $44.0 million for the full year 2013, compared to $42.2 million in 2012. In the fourth quarter of 2013, net interest income was $11.5 million, compared to $11.0 million in the quarter ended September 30, 2013 and $10.8 million in the fourth quarter a year ago.

1Transaction value assumes full exercise of Alaska Pacific TARP warrants at the current transaction price. The transaction is subject to regulatory approval and a vote of Alaska Pacific shareholders that we currently anticipate will take place in the first quarter of 2014.

Northrim Reports Fourth Quarter Profits of $2.7 Million
January 21, 2014

•
Other operating income, which includes revenues from residential mortgage and other financial services affiliates, service charges, and electronic banking, contributed 22.6% to total revenues for the full year 2013, compared to 19.6% in the fourth quarter and 26.8% of full year total revenues in 2012.

•
Northrim paid a quarterly cash dividend of $0.17 per share in December of 2013, up 13% from the $0.15 per share quarterly cash dividend paid in December of 2012. The dividend provides a yield of approximately 2.7% at current market share prices.

•	Tangible book value[2] was $20.83 per share at December 31, 2013, compared to $20.66 per share at September 30, 2013 and $19.67 per share a year ago.

•
Asset quality continued to improve as nonperforming assets declined to $4.2 million, or 0.35% of total assets at December 31, 2013, compared to $6.6 million, or 0.56% of total assets at September 30, 2013 and $9.1 million, or 0.78% of total assets a year ago.

•	Average portfolio loans were $763.4 million for the fourth quarter of 2013, a 4% increase from the third quarter of 2013 and an 11% increase from a year ago.

•	The allowance for loan losses was 2.11% of total portfolio loans at year end, compared to 2.19% at the end of the third quarter of 2013 and 2.33% a year ago.

•	Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets at December 31, 2013 of 15.35%, compared to 15.31% at the end of the prior quarter and 15.34% a year ago.

•	Tangible common equity to tangible assets[3] was 11.28% at December 31, 2013, compared to 11.49% in the preceding quarter and 11.12% a year ago.

“We made a number of substantial investments into growing our franchise in 2013, which all came together in the second half of the year, with the announcement of our planned acquisition of Alaska Pacific and the launch of Enroll Alaska,” said Joe Beedle, President and CEO of Northrim Bank. “These investments had a greater impact on costs than on revenue in 2013; however, we expect to begin to see contributions to revenue once the merger with Alaska Pacific is completed. We expect professional expenses and conversion costs required to complete the Alaska Pacific merger to continue to impact operating expenses in the first half of 2014."

“We believe the boom in mortgage refinancing activity has ended. As a result, contributions to earnings and profits from our mortgage affiliate have moderated substantially, as expected,” Beedle continued.

Alaska Economic Update

According to Caroline Schultz of the Alaska Department of Labor in its January issue of Alaska Economic Trends, “preliminary data show Alaska’s job growth slowed to 0.5% in 2013, and the state is expected to add jobs at a rate of 0.4% this year. That would make 2014 the fifth straight year of employment increases since the 2009 downturn, but the growth will be at a lower rate than the state’s 10-year average.”

“Shrinking government employment is a major reason for this tempered forecast,” Schultz continued. “Government has traditionally provided slow but steady job growth in Alaska, but several years of cuts - mainly federal - have put a damper on overall job growth. Predicted declines in federal spending and oil revenue, foundationally important to Alaska’s economy, make a conservative forecast necessary. An overall decline in employment is not likely, though, as industries with strong growth - such as health care, natural resource extraction, and leisure and hospitality - will likely compensate for losses elsewhere.”

2Tangible book value per share is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by shares outstanding. See the last page of this release for a reconciliation to our shareholders’ equity.
3Tangible common equity to tangible assets is a non-GAAP measure defined as total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. See the last page of this release for more information on this non-GAAP measure.

Northrim Reports Fourth Quarter Profits of $2.7 Million
January 21, 2014

Neal Fried, Economist with the Alaska Department of Labor, was a keynote speaker at the November 26th Resource Development Council’s annual conference. “Five years after the recession, Alaska is third in the nation for job gains; behind only North Dakota and Texas,” said Fried. “Since late 2008, Alaska’s unemployment rate has been below the national average.” Fried continued by outlining highs and lows in each of the industry areas. “Employment in Alaska’s timber industry has been at a low level since 2009 and is looking for growth.  Going the other direction, mining has more than doubled since 2002. Fishing has seen nice growth in both processing and harvesting. Even with the decline in oil production, there has been steady growth in jobs since 2004. In the past decade, Alaska has seen a 12% increase in all employment.”

On November 5, Anchorage Mayor Dan Sullivan announced that “the Municipality’s general obligation rating has been upgraded to AAA by the rating agency Standard & Poor’s (S&P). This marks the second time in a year that the Municipality’s rating has been raised. Last year, the rating went from AA to AA+, a boost that only a few cities received. This action by S&P continues to demonstrate that investors have the highest level of confidence in the Municipality of Anchorage.”

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com or for more information on the Alaska economy, visit: www.northrim.com and click on the “About Alaska” tab. Information from our website is not incorporated into, and does not form a part of, this press release.

Review of Operations:

Revenue and Net Interest Income

Total revenues, which include net interest income plus other operating income, were flat at $14.3 million in the fourth quarter of 2013 as compared to the third quarter of 2013 but decreased by 5% from $15.1 million in the fourth quarter of 2012, in part due to a decline in mortgage originations at Northrim's residential mortgage affiliate. For the full year 2013, total revenues were down slightly at $56.9 million from $57.7 million a year ago.

In the fourth quarter of 2013, net interest income grew 5% to $11.5 million, compared to $11.0 million in the immediate prior quarter and was up 7% from $10.8 million in the fourth quarter of 2012. In 2013, net interest income increased 4% to $44.0 million, compared to $42.2 million in 2012.

“Our net interest margin remained strong supported by loan growth and a deposit base that is more than 90% in low-cost transaction based accounts,” said Joe Schierhorn, CFO and COO. “We continue to see pressure on loan yields, as customers refinance their loans at today’s historically low interest rates. This trend continues to contribute to margin compression. Our net interest margin, nevertheless, continued to be well above the average for the SNL Bank Index of 2.93% at September 30, 2013.” In the fourth quarter of 2013, Northrim’s net interest margin (NIM) was 4.24%, level with the preceding quarter and down 1 basis point from 4.25% in the fourth quarter a year ago. In 2013, NIM was 4.29% compared to 4.40% in 2012.

Provision for Loan Losses

“Because of the continuing improvement in asset quality and recoveries on previously charged off loans, we did not book a provision for loan losses in both the fourth and second quarters of 2013 and have booked net recoveries in four of the past 5 quarters,” said Schierhorn. The loan loss benefit was $785,000 in the third quarter of this year and $300,000 in the fourth quarter of 2012. For 2013, the negative loan loss provision totaled $635,000, compared to a negative provision of $1.6 million in 2012. Consequently, the allowance for loan losses decreased slightly as compared to both the prior quarter and from a year ago.

Northrim Reports Fourth Quarter Profits of $2.7 Million
January 21, 2014

Other Operating Income

Northrim has interests in a number of complementary businesses that provide financial services to businesses and individuals, including purchased receivables financing, health insurance plans, mortgage origination and wealth management. In the fourth quarter of 2013, total other operating income was down 14% to $2.8 million from $3.2 million in the preceding quarter, and down 35% from $4.3 million in the fourth quarter of 2012. In 2013, other operating income was down 16% to $12.9 million, compared to $15.4 million in 2012. “Reduction in mortgage volumes and lower rental income from our headquarters building were major causes of the decrease in other operating income” said Schierhorn. “With the building renovations near completion, we intend to begin re-leasing space in our headquarters building in the second half of 2014.”

Purchased receivable income contributed $570,000 to fourth quarter 2013 revenues, compared to $757,000 in the preceding quarter and $776,000 in the fourth quarter a year ago. In 2013, purchased receivable financing contributed $2.8 million to revenues, compared to $3.0 million a year ago. Fourth quarter 2013 purchased receivable balances were up 16% from the third quarter, and down 16% from a year ago reflecting a large repayment at the end of the third quarter. “This income stream varies from quarter to quarter depending upon the financing needs of our customers, and we anticipate that we will be rebuilding balances for this part of our business in the coming year,” said Beedle.

Employee benefit plan income contributed $599,000 to fourth quarter 2013 revenues, compared to $541,000 in the preceding quarter and $604,000 in the fourth quarter of 2012. For 2013, employee benefit plan income was $2.3 million, compared to $2.4 million in 2012.

In the fourth quarter of this year, service charges were $503,000, down from $549,000 in the preceding quarter and $528,000 in the fourth quarter a year ago. In 2013, services charges on deposit accounts declined 4% to $2.1 million from $2.2 million a year ago. In the fourth quarter of 2013, electronic banking income contributed $544,000 to other operating income, a decrease of 4% from the third quarter of 2013 and 3% lower from the fourth quarter of 2012. In 2013, electronic banking income grew 5% to $2.2 million from $2.1 million a year ago. Gain on sale of securities contributed $333,000 to revenues in 2013, compared to $336,000 in 2012.

The decline in other income in 2013 compared to 2012 was related in large part to the decrease in rental income at Northrim’s headquarters building, as noted above. Other income was $460,000 for the fourth quarter of 2013, compared to $493,000 in the third quarter of 2013 and $844,000 in the fourth quarter of 2012. In 2013, other income was $1.9 million compared to $2.8 million in 2012.

Other Operating Expenses

Overhead costs increased 6% to $10.7 million in the fourth quarter of 2013, as compared to $10.1 million in the third quarter of 2013 reflecting increased salary and benefit costs at Northrim, costs associated with the proposed Alaska Pacific merger, and an increase in the reserve for purchased receivables. In the fourth quarter a year ago overhead costs were $10.6 million. Fourth quarter 2013 compensation costs increased 4% to $6.4 million from $6.1 million in the third quarter of 2013, and increased 12% from the fourth quarter a year ago. The increase in compensation costs in the fourth quarter of 2013 as compared to the fourth quarter of 2012 was caused in part by compensation costs associated with the start-up of the Enroll Alaska Division of Northrim Benefits Group in the second half of 2013 and a change in Northrim’s vacation policy. In 2013, operating expenses were $39.9 million, up slightly from $39.6 million in 2012.

Northrim Reports Fourth Quarter Profits of $2.7 Million
January 21, 2014

Balance Sheet Review

Northrim’s assets increased 5% to $1.22 billion at December 31, 2013, compared to $1.16 billion a year ago.

Investment securities totaled $252.8 million at December 31, 2013, compared to $243.1 million at September 30, 2013 and $208.6 million a year ago. At December 31, 2013, the investment portfolio was comprised of 64% U.S. Agency securities (primarily Federal Home Loan Bank and Federal Farm Credit Bank debt), 9% Alaskan municipality, utility, or state agency securities, 24% corporate securities, 2% U.S. treasury securities, and 1% stock in the Federal Home Loan Bank of Seattle. At December 31, 2013, the average estimated duration of the investment portfolio was two years. The investment portfolio generated an average net tax equivalent yield of 1.29% for the fourth quarter of 2013.

Portfolio loans grew 9% from a year ago to $770.0 million at year end. Growth in commercial and commercial real estate loans contributed to a majority of the increase to the portfolio in 2013 as compared to a year ago. Construction loans, which remain a small part of the portfolio, also contributed to loan growth during the year. Average portfolio loan balances increased 4% in the quarter and 11% during the past twelve months to $763.4 million. Portfolio loans totaled $770.0 million at December 31, 2013, compared to $754.4 million at September 30, 2013, and $704.2 million a year ago.

“As one of the leading construction lenders in the state, we are benefiting from the growth in the construction market for both residential and commercial projects,” Beedle added. Commercial loans were down 1% in the quarter ended December 31, 2013 but grew 10% year-over-year to $300.3 million and accounted for 39% of portfolio loans at December 31, 2013, compared to $304.5 million three months earlier and $273.4 million a year ago. Commercial real estate loans, of which 24% are owner occupied, totaled $376.4 million and accounted for 49% of portfolio loans at December 31, 2013, compared to a total of $358.2 million at September 30, 2013, and $344.6 million at December 31, 2012. Construction and land development loans totaled $62.8 million and accounted for 8% of portfolio loans at December 31, 2013, compared to $60.4 million at September 30, 2013 and $53.6 million at December 31, 2012.

Loans held for sale declined to $11.3 million at the end of the fourth quarter of 2013, from $13.9 million at September 30, 2013 and down from $11.7 million a year ago. The average balance for the quarter for loans held for sale fell to $8.6 million at December 31, 2013, compared to $13.4 million at September 30, 2013 and $19.2 million a year ago, primarily reflecting the overall decline in the mortgage refinance market. Northrim purchases these loans from its mortgage affiliate and sells them into the secondary market on pre-arranged commitments.

The mix of deposits continued to reflect Northrim’s commitment to its local deposit market. Balances in transaction accounts at December 31, 2013 represented 91.4% of total deposits, up from 90.4% a year ago. At December 31, 2013, total deposits were $1 billion, up 3% from $970.1 million a year ago and up 4% compared to $968.2 million at September 30, 2013.

Noninterest-bearing demand deposits at December 31, 2013, increased 1% from a year ago, and interest-bearing demand deposits declined 2% over the same period. At the end of the fourth quarter of 2013, money market and savings account balances were up 12% and 8%, respectively, from year-ago levels, while the Alaska CD (a flexible certificate of deposit program) balances increased 11% over the same period. Time deposit balances at December 31, 2013 fell 7% compared to December 31, 2012. At December 31, 2013, noninterest-bearing demand deposits accounted for 36% of total deposits, interest-bearing demand accounts were 14%, savings deposits were 10%, money market balances accounted for 20%, the Alaska CD accounted for 11%, and time certificates were 9% of total deposits.

Shareholders’ equity increased 6% to $144.3 million, or $22.05 per share, at December 31, 2013, compared to $136.4 million, or $20.93 per share, a year ago. At the end of the preceding quarter, shareholders’ equity was $142.6 million, or $21.89 per share. Tangible book value per share was $20.83 at December 31, 2013, compared to

Northrim Reports Fourth Quarter Profits of $2.7 Million
January 21, 2014

$19.67 per share a year ago and $20.66 per share at September 30, 2013. Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 15.35% at December 31, 2013.

Asset Quality

The ratio of nonperforming assets ("NPAs") to total assets dropped to 0.35% at December 31, 2013, down from 0.56% three months earlier and 0.78% a year ago. NPAs were $4.2 million at December 31, 2013, compared to $6.6 million in the preceding quarter and $9.1 million a year ago.

Nonperforming loans ("NPLs") decreased to 0.24% of portfolio loans from 0.38% in the preceding quarter and 0.64% a year ago. NPLs decreased to $1.8 million at December 31, 2013, as compared to $2.9 million at September 30, 2013 and $4.5 million a year ago. Other real estate owned (OREO) was $2.4 million at the end of the fourth quarter of 2013, compared to $3.7 million in the preceding quarter and $4.5 million at the end of the fourth quarter of 2012.

Loans measured for impairment totaled $8.8 million at December 31, 2013, compared to $11.0 million at September 30, 2013, and $13.1 million in the fourth quarter a year ago.

At December 31, 2013, there were $1.3 million of restructured loans included in nonaccrual loans, as compared to $1.8 million at September 30, 2013, and $3.5 million at December 31, 2012. At December 31, 2013, Northrim held $6.6 million in performing restructured loans that were not included in nonaccrual loans, as compared to $7.1 million at September 30, 2013, and $8.6 million at December 31, 2012. “Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans,” said Schierhorn. “We present restructured loans that are performing separately from those that are in nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.”

The coverage ratio of the allowance for loan losses to nonperforming loans increased to 897% at December 31, 2013, compared to 569% three months earlier, and 362% a year ago. The allowance for loan losses decreased to $16.3 million at December 31, 2013, compared to $16.5 million at the end of the preceding quarter and $16.4 million a year ago.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with ten branches in Anchorage, the Matanuska Valley, and Fairbanks serving 70% of Alaska’s population; and an asset based lending division in Washington. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Elliott Cove Insurance Agency, LLC; Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC. Northrim was added to the U.S. Small-Cap Russell 2000® Index after the Russell Investment Group reconstituted its comprehensive set of U.S. and global equity indexes in June of 2012.

www.northrim.com
Additional Information about the Proposed Merger with Alaska Pacific
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger of Northrim with Alaska Pacific, Northrim has filed with the United States Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that includes a Proxy Statement of Alaska Pacific and a Prospectus of Northrim as well as other relevant documents concerning the proposed merger with Alaska Pacific. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Proxy Statement/Prospectus, as well as other

Northrim Reports Fourth Quarter Profits of $2.7 Million
January 21, 2014

filings containing information about Northrim and Alaska Pacific, may be obtained at the SEC’s Internet site (http://www.sec.gov).

This communication is not a solicitation of a proxy from any shareholder of Northrim or Alaska Pacific. However, Northrim and Alaska Pacific and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Alaska Pacific in connection with the proposed merger. Information about the directors and executive officers of Northrim is set forth in the proxy statement for Northrim’s 2013 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 15, 2013. Information about the directors and executive officers of Alaska Pacific is set forth in the proxy statement for Alaska Pacific’s 2013 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on April 9, 2013. Additional information regarding the interests of these participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger of Northrim with Alaska Pacific when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21D of the Securities and Exchange Act. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements are subject to various risks and uncertainties that may cause our actual results may differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; our ability to implement our marketing and growth strategies; our expected cost savings, synergies, and other financial benefits from the proposed merger of Northrim with Alaska Pacific might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; the requisite shareholder and regulatory approvals for the proposed merger with Alaska Pacific might not be obtained; and our ability to execute our business plan (including the proposed merger with Alaska Pacific).  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and from time to time are disclosed in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does note undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

Sources:
http://labor.alaska.gov/trends/jan14.pdf; http://www.akrdc.org/membership/events/conference/2013/presentations/
http://labor.alaska.gov/news/2013/news13-56.pdf:
http://www.muni.org/Departments/Mayor/PressReleases/Pages/MUNCIPALITYNOWRATEDAAABYSP.aspx
SNL Financial Bank Index at www.snl.com

Northrim Reports Fourth Quarter Profits of $2.7 Million
January 21, 2014

Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	December 31,	September 30,	Three Month	December 31,	One Year
	2013	2013	% Change	2012	% Change
Interest Income:
Interest and fees on loans	$11,258	$10,803	4%	$10,569	7%
Interest on portfolio investments	702	664	6%	685	2%
Interest on deposits in banks	58	57	2%	95	-39%
Total interest income	12,018	11,524	4%	11,349	6%
Interest Expense:
Interest expense on deposits	295	298	-1%	367	-20%
Interest expense on borrowings	202	204	-1%	202	—%
Total interest expense	497	502	-1%	569	-13%
Net interest income	11,521	11,022	5%	10,780	7%

Provision (benefit) for loan losses	—	(785)	100%	(300)	100%
Net interest income after provision (benefit) for loan losses	11,521	11,807	-2%	11,080	4%

Other Operating Income:
Employee benefit plan income	599	541	11%	604	-1%
Purchased receivable income	570	757	-25%	776	-27%
Electronic banking income	544	567	-4%	562	-3%
Service charges on deposit accounts	503	549	-8%	528	-5%
Equity in earnings from RML	111	336	-67%	966	-89%
Gain on sale of securities	15	—	100%	63	-76%
Other income	460	493	-7%	844	-45%
Total other operating income	2,802	3,243	-14%	4,343	-35%

Other Operating Expense:
Salaries and other personnel expense	6,367	6,108	4%	5,688	12%
Occupancy expense	867	851	2%	857	1%
Marketing expense	488	473	3%	667	-27%
Professional and outside services	624	479	30%	376	66%
Equipment expense	339	321	6%	312	9%
Insurance expense	211	205	3%	258	-18%
Intangible asset amortization expense	53	58	-9%	59	-10%
OREO (income) expense, net rental income and gains on sale	(48)	(18)	167%	625	-108%
Reserve for purchased receivables	131	—	100%	8	NM
Other operating expense	1,670	1,599	4%	1,705	-2%
Total other operating expense	10,702	10,076	6%	10,555	1%

Income before provision for income taxes	3,621	4,974	-27%	4,868	-26%
Provision for income taxes	1,042	1,510	-31%	1,588	-34%
Net income	2,579	3,464	-26%	3,280	-21%
Less: Net income (loss) attributable to the noncontrolling interest	(102)	(10)	-920%	118	-186%
Net income attributable to Northrim BanCorp	$2,681	$3,474	-23%	$3,162	-15%

Basic EPS	$0.41	$0.53	-23%	$0.49	-16%
Diluted EPS	$0.40	$0.53	-25%	$0.48	-17%
Average basic shares	6,531,762	6,515,455	—%	6,500,044	—%
Average diluted shares	6,630,352	6,607,201	—%	6,587,790	1%

Northrim Reports Fourth Quarter Profits of $2.7 Million
January 21, 2014

Income Statement
(Dollars in thousands, except per share data)	Twelve months ended December 31,
(Unaudited)			One Year
	2013	2012	% Change
Interest Income:
Interest and fees on loans	$43,137	$41,515	4%
Interest on portfolio investments	2,714	2,935	-8%
Interest on deposits in banks	223	278	-20%
Total interest income	46,074	44,728	3%
Interest Expense:
Interest expense on deposits	1,241	1,682	-26%
Interest expense on borrowings	799	823	-3%
Total interest expense	2,040	2,505	-19%
Net interest income	44,034	42,223	4%

Provision (benefit) for loan losses	(635)	(1,559)	-59%
Net interest income after provision (benefit) for loan losses	44,669	43,782	2%

Other Operating Income:
Purchased receivable income	2,797	3,026	-8%
Employee benefit plan income	2,341	2,369	-1%
Electronic banking income	2,151	2,058	5%
Service charges on deposit accounts	2,116	2,201	-4%
Equity in earnings from RML	1,227	2,635	-53%
Gain on sale of securities	333	336	-1%
Other income	1,921	2,807	-32%
Total other operating income	12,886	15,432	-16%

Other Operating Expense:
Salaries and other personnel expense	23,796	22,032	8%
Occupancy expense	3,464	3,615	-4%
Marketing expense	1,853	1,975	-6%
Professional and outside services	1,761	1,479	19%
Equipment expense	1,239	1,205	3%
Insurance expense	821	913	-10%
Intangible asset amortization expense	228	252	-10%
OREO (income) expense, net rental income and gains on sale	(60)	1,089	-106%
Reserve for purchased receivables	100	357	-72%
Other operating expense	6,664	6,683	—%
Total other operating expense	39,866	39,600	1%

Income before provision for income taxes	17,689	19,614	-10%
Provision for income taxes	5,277	6,156	-14%
Net income	12,412	13,458	-8%
Less: Net income attributable to the noncontrolling interest	87	512	-83%
Net income attributable to Northrim BanCorp	$12,325	$12,946	-5%

Basic EPS	$1.89	$2.00	-6%
Diluted EPS	$1.87	$1.97	-5%
Average basic shares	6,518,772	6,477,266	1%
Average diluted shares	6,609,950	6,574,993	1%

Northrim Reports Fourth Quarter Profits of $2.7 Million
January 21, 2014

Balance Sheet
(Dollars in thousands)
(Unaudited)	December 31,	September 30,	Three Month	December 31,	One Year
	2013	2013	% Change	2012	% Change

Assets:
Cash and due from banks	$33,112	$34,686	-5%	$40,834	-19%
Interest bearing deposits in other banks	65,979	50,909	30%	113,979	-42%
Portfolio investments	252,792	243,147	4%	208,634	21%

Loans:
Loans held for sale	11,301	13,901	-19%	11,705	-3%
Portfolio loans
Commercial loans	300,338	304,531	-1%	273,432	10%
Commercial real estate	376,398	358,207	5%	344,559	9%
Construction loans	62,760	60,446	4%	53,634	17%
Consumer loans	34,541	34,979	-1%	36,019	-4%
Unearned loan fees, net	(4,021)	(3,808)	6%	(3,431)	17%
Total portfolio loans	770,016	754,355	2%	704,213	9%
Total loans	781,317	768,256	2%	715,918	9%
Allowance for loan losses	(16,282)	(16,528)	-1%	(16,408)	-1%
Net loans	765,035	751,728	2%	699,510	9%
Purchased receivables, net	16,025	13,801	16%	19,022	-16%
Other real estate owned, net	2,402	3,698	-35%	4,543	-47%
Premises and equipment, net	28,324	28,194	—%	27,908	1%
Goodwill and intangible assets	7,942	7,994	-1%	8,170	-3%
Other assets	43,395	44,980	-4%	37,507	16%
Total assets	$1,215,006	$1,179,137	3%	$1,160,107	5%

Liabilities:
Demand deposits	$363,969	$361,334	1%	$361,167	1%
Interest-bearing demand	143,703	134,955	6%	146,262	-2%
Savings deposits	94,518	93,717	1%	87,241	8%
Alaska CDs	112,702	106,228	6%	101,165	11%
Money market deposits	202,606	182,227	11%	181,598	12%
Time deposits	86,225	89,768	-4%	92,696	-7%
Total deposits	1,003,723	968,229	4%	970,129	3%
Securities sold under repurchase agreements	21,143	23,015	-8%	19,038	11%
Other borrowings	6,527	6,578	-1%	4,479	46%
Junior subordinated debentures	18,558	18,558	—%	18,558	—%
Other liabilities	20,737	20,154	3%	11,550	80%
Total liabilities	1,070,688	1,036,534	3%	1,023,754	5%

Shareholders' Equity:
Northrim BanCorp shareholders' equity	144,151	142,609	1%	136,260	6%
Noncontrolling interest	167	(6)	NM	93	80%
Total shareholders' equity	144,318	142,603	1%	136,353	6%
Total liabilities and shareholders' equity	$1,215,006	$1,179,137	3%	$1,160,107	5%

Northrim Reports Fourth Quarter Profits of $2.7 Million
January 21, 2014

Financial Ratios and Other Data
(Dollars in thousands)
(Unaudited)	December 31,	September 30,	December 31,
	2013	2013	2012
Asset Quality:
Nonaccrual loans	$1,815	$2,904	$4,531
Loans 90 days past due	—	—	—
Total nonperforming loans	1,815	2,904	4,531
Other real estate owned	2,402	3,698	4,543
Total nonperforming assets	$4,217	$6,602	$9,074
Performing restructured loans	$6,635	$7,115	$8,627
Nonperforming loans / portfolio loans	0.24%	0.38%	0.64%
Nonperforming assets / total assets	0.35%	0.56%	0.78%
Allowance for loan losses / portfolio loans	2.11%	2.19%	2.33%
Allowance for loan losses / nonperforming loans	897%	569%	362%
Gross loan charge-offs for the quarter	$427	$399	$319
Gross loan (recoveries) for the quarter	($181)	($1,184)	($537)
Net loan charge-offs (recoveries) for the quarter	$246	($785)	($218)
Net loan charge-offs (recoveries) year-to-date	($508)	($754)	($1,464)
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	0.03%	(0.10)%	(0.03)%
Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	(0.07)%	(0.14)%	(0.21)%

Capital Data (At quarter end):
Book value per share	$22.05	$21.89	$20.93
Tangible book value per share[1]	$20.83	$20.66	$19.67
Tangible Common Equity/Tangible Assets[2]	11.28%	11.49%	11.12%
Tier 1 Capital / Risk Adjusted Assets	15.35%	15.31%	15.34%
Total Capital / Risk Adjusted Assets	16.61%	16.57%	16.60%
Tier 1 Capital / Average Assets	13.06%	13.27%	12.99%
Shares outstanding	6,537,652	6,515,537	6,511,649
Unrealized gain on AFS securities, net of income taxes	$669	$749	$1,368

Profitability Ratios (For the quarter):
Net interest margin (tax equivalent)[3]	4.24%	4.24%	4.25%
Efficiency ratio[4]	74.35%	70.23%	69.40%
Return on average assets	0.89%	1.18%	1.11%
Return on average equity	7.36%	9.74%	9.25%

Profitability Ratios (Year-to-date):
Net interest margin (tax equivalent)[3]	4.29%	4.30%	4.40%
Efficiency ratio[4]	69.64%	68.05%	68.25%
Return on average assets	1.07%	1.13%	1.19%
Return on average equity	8.75%	9.23%	9.85%

Northrim Reports Fourth Quarter Profits of $2.7 Million
January 21, 2014

Average Balances
(Dollars in thousands)
(Unaudited)
	December 31,	September 30,	Three Month	December 31,	One Year
	2013	2013	% Change	2012	% Change

Average Quarter Balances
Loans held for sale	$8,642	$13,401	-36%	$19,213	-55%
Portfolio loans	763,402	735,077	4%	689,511	11%
Total loans	772,044	748,478	3%	708,724	9%

Total earning assets	1,090,757	1,045,621	4%	1,022,992	7%
Total assets	1,199,006	1,165,669	3%	1,135,758	6%

Noninterest-bearing deposits	360,562	345,675	4%	346,495	4%
Interest-bearing deposits	626,675	613,989	2%	600,263	4%
Total deposits	987,237	959,664	3%	946,758	4%

Shareholders' equity	144,481	141,501	2%	135,949	6%

Average Year-to-date Balances
Loans held for sale	$11,401	$12,331	-8%	$19,839	-43%
Portfolio loans	734,427	724,663	1%	668,014	10%
Total loans	745,828	736,994	1%	687,853	8%

Total earning assets	1,041,268	1,024,591	2%	973,740	7%
Total assets	1,156,500	1,142,176	1%	1,088,419	6%

Noninterest-bearing deposits	340,180	333,312	2%	311,684	9%
Interest-bearing deposits	613,745	609,388	1%	597,445	3%
Total deposits	953,925	942,700	1%	909,129	5%

Shareholders' equity	140,924	139,726	1%	131,369	7%

Northrim Reports Fourth Quarter Profits of $2.7 Million
January 21, 2014

[1] Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding.
	Book value per share	Tangible book value per share
Northrim BanCorp shareholder's equity	$144,151	$144,151
Less: goodwill and intangible assets	N/A	(7,942)
	$144,151	$136,209
Divided by shares outstanding	6,538	6,538
	$22.05	$20.83

[2] Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The GAAP measure of common equity to assets would be total equity to total assets. Total equity to total assets was 11.88% at December 31, 2013 as compared to 12.09% at September 30, 2013 and
11.75% at December 31, 2012.

[3] Tax-equivalent net interest margin is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax-equivalent basis using a combined federal and state statutory rate of
41.11% in both 2013 and 2012.

[4] The efficiency ratio is a non-GAAP ratio that is calculated by dividing other operating expense, exclusive of intangible asset amortization, by the sum of net interest income and other operating income.

-0-
Note Transmitted on GlobeNewswire on January 21, 2014, at 12:00 pm Alaska Standard Time.